Exhibit 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 23, 2009
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news release dated July 23, 2009, which is filed as Exhibit 99 hereto.

Ford will conduct two conference calls on July 23, 2009 to review preliminary second quarter 2009 financial results.  Beginning at 9:00 a.m., Ford's President and Chief Executive Officer Alan Mulally and Executive Vice President and Chief Financial Officer Lewis Booth will host a presentation for the investment community and news media to discuss Ford's preliminary financial results.  Investors may access this presentation by dialing 866-788-0547 (or 1-857-350-1685 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Earnings."

At 11:00 a.m., Ford Senior Vice President and Controller Peter Daniel, Ford Vice President and Treasurer Neil Schloss, and Ford Motor Credit Company Vice Chairman and Chief Financial Officer K.R. Kent will host a presentation for fixed income analysts and investors.  Investors may access this presentation by dialing 866-804-6920 (or 1-857-350-1666 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Fixed Income."

A listen-only webcast and supporting presentation materials for these calls is available on the Internet at www.shareholder.ford.com.  Investors may also access replays of the presentations after 2:00 p.m. the day of the event through 2:00 p.m. on Thursday, July 30, 2009 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States).  The passcode for replays of the earnings call is 29481628; the passcode for replays of the fixed income call is 55865600.  All times referenced above are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K at times discusses revenue and profits excluding special items for our Automotive and/or Financial Services sectors and the primary operating segments and business units therein.  The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") are revenue and profits including special items.  We believe that revenue and profits excluding special items are useful measures to provide investors, because they exclude those items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.  As a result, revenue and profits excluding special items provide investors with relevant measures of the results generated by our operations.

In addition, Exhibit 99 discusses our key cash metrics, Automotive operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), and Automotive gross cash (including cash and cash equivalents, net marketable securities, and loaned securities).  We believe that Automotive operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash (e.g., tax refunds).  The most comparable U.S. GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows.  The most comparable U.S. GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents, Marketable securities, and Loaned securities).

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Filed with this Report
July 23, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: July 23, 2009	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated July 23, 2009

Exhibit 99

NEWS

Contact:	Media: Bill Collins 1.313.390.4866 wcollin1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD POSTS SECOND QUARTER PRE-TAX OPERATING LOSS OF $424 MILLION+; GAINS MARKET SHARE, REDUCES CASH OUTFLOW++

•
Reported a pre-tax operating loss of $424 million, excluding special items, for the second quarter of 2009+ and net income of $2.3 billion, or $0.69 per share. Special items totaled a net gain of $2.8 billion, including a $3.4 billion gain related to debt-reduction actions

•	Reduced Automotive structural costs by $1.8 billion, including $1.2 billion in North America+
•	Strong new products drove market share gains in all regions – North America, South America, Europe and Asia Pacific Africa – while achieving further improvements in transaction prices and margins
•
Ford’s customer satisfaction with vehicle quality reached its highest level in North America and now equals Toyota; Ford, Lincoln and Mercury brand vehicles had the fewest “things gone wrong” among all automakers; Ford leads the U.S. industry in Insurance Institute for Highway Safety “Top Safety Pick” awards

•	Ended the second quarter with Automotive gross cash of $21 billion; operating-related cash outflow was $1 billion, an improvement of $2.7 billion from the first quarter of 2009+++
•	Raised $1.6 billion by issuing 345 million new shares of common stock; completed actions to reduce Automotive debt by $10.1 billion
•	Ford Credit reported a pre-tax profit of $646 million, compared with a pre-tax loss of $294 million a year ago+
•	Ford remains on track, based on current planning assumptions, to achieve its key 2011 financial targets

Financial Results Summary	Second Quarter		First Half
	2009	O/(U) 2008	2009	O/(U) 2008
Wholesales (000)+	1,172	(390)	2,145	(948)
Revenue (Bils.) +	$27.2	$(11.0)	$52.0	$(25.4)

Operating Results +
Automotive Results (Mils.)	$(1,019)	$(320)	$(2,939)	$(2,862)
Financial Services (Mils.)	595	929	533	803
Pre-Tax Results (Mils.)	$(424)	$609	$(2,406)	$(2,059)

After-Tax Results (Mils.) ++++	$(638)	$768	$(2,430)	$(1,501)

Earnings Per Share ++++	$(0.21)	$0.42	$(0.90)	$(0.48)

Special Items Pre-Tax (Mils.)	$2,795	$10,821	$3,157	$11,583

Net Income/(Loss) Attributable to Ford
After-Tax Results (Mils.)	$2,261	$10,958	$834	$9,461
Earnings Per Share	$0.69	$4.58	$0.30	$4.20

Automotive Gross Cash (Bils.) +++	$21.0	$(5.6)	$21.0	$(5.6)
See end notes on page 10.

DEARBORN, Mich., July 23, 2009 – Ford Motor Company [NYSE: F] today reported a pre-tax operating loss of $424 million in the second quarter of 2009, excluding special items – a $609 million improvement compared with the second quarter of last year – as cost reductions, net pricing, Ford Credit results and market share helped offset the continued impact of the severe global economic downturn. +†

On an after-tax basis, excluding special items, Ford posted an operating loss of $638 million in the second quarter, or $0.21 per share, compared with a loss of $1.4 billion, or $0.63 per share, a year ago. +†

Ford posted net income of $2.3 billion, or $0.69 per share.  These results compare with a net loss of $8.7 billion, or $3.89 per share, in the second quarter of 2008.†  The results for the second quarter 2009 include a special items net gain totaling $2.8 billion, or $0.90 per share, which includes a $3.4 billion gain related to Ford and Ford Credit’s recent debt-reduction actions.

Ford’s second quarter revenue was $27.2 billion, down $11 billion from the same period a year ago. +

“While the business environment remained extremely challenging around the world, we made significant progress on our transformation plan,” said Ford President and CEO Alan Mulally.  “Our underlying business is growing progressively stronger as we introduce great new products that customers want and value, while continuing to aggressively restructure our business and strengthen our balance sheet.”

In the second quarter, Ford completed several actions to strengthen its overall business, including:
•	Completing a series of transactions that reduced Automotive debt obligations by $10.1 billion, which will save the company more than $500 million a year in interest expense
•	Raising $1.6 billion through the issuance of 345 million shares of Ford common stock
•	Reducing Automotive structural costs by $1.8 billion, including $1.2 billion in North America
•	Reducing the U.S. hourly work force by approximately 1,000 through a buyout program

Ford reached agreement with the UAW, subject to court and other approvals, to allow Ford the option to fund up to half of its VEBA obligations with Ford common stock at market prices instead of fixed prices in 2009, 2010 and 2011.  Ford finished the second quarter with $21 billion in Automotive gross cash, compared with $21.3 billion at the end of the first quarter of 2009.  Automotive operating-related cash flow was $1 billion negative during the second quarter of 2009, an improvement of $2.7 billion from the first quarter of 2009. Automotive operating-related cash flow was $4.7 billion negative during the first half; on track with Ford’s plan. +++

“Ford delivered a very solid quarter, and our transformation plan remains well on track,” said Lewis Booth, Ford executive vice president and chief financial officer.  “We strengthened our balance sheet, reduced cash outflows and improved our year-over-year financial results despite sharply lower industry volumes.”

The following discussion of second quarter highlights and results are on a pre-tax basis and exclude special items.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliation to U.S. GAAP.  Discussion of Automotive operating cost changes is at constant volume, mix, and exchange, and excludes special items.

SECOND QUARTER HIGHLIGHTS
•	Ford gained market share in all regions compared with the second quarter 2008:
o
U.S. market share rose for Ford, Lincoln and Mercury by two points to 16.4 percent.  Canada and Mexico were both up, with increases of 2.8 and 1.1 points, respectively, helping Ford become Canada’s top-selling brand in June for the first time in 50 years

o	Ford’s share of the South American market improved one point to 10.4 percent
o	In Europe, Ford market share rose a half point to 9.0 percent, its highest second quarter level in the past 10 years
o	In the Asia Pacific Africa region, Ford market share was up one-tenth of a point
•
For the first time in the 28-year history of the Global Quality Research System (GQRS) study, U.S. Ford, Lincoln and Mercury brand vehicles had the fewest number of “things gone wrong” among all automakers.  Customer satisfaction with vehicle quality also continued to improve, reaching its highest level in North America and equaling Toyota

•	The company posted an eighth straight year of improvement in the J.D. Power Initial Quality Study. Ford and Mercury brands placed among the Top 10 in initial quality
•
All Ford brands improved significantly in the J.D. Power APEAL study of customer satisfaction. The Ford F-150 and Ford Flex led their respective segments and were noted for their fuel efficiency and styling

•	Ford average vehicle transaction prices in the U.S. increased at a rate above the industry average, reflecting that customers are equipping these new products with high levels of content and features
•	Ford announced a $550 million investment to transform its Michigan Assembly Plant to build Ford’s next-generation Focus global small car and new battery-electric Focus
•	A new passenger car plant was launched in Thailand in partnership with Mazda to build Mazda2 and Ford Fiesta models, which will be exported throughout the Southeast Asian market beginning this fall
•
Ford qualified for $5.9 billion in loans from the U.S. Department of Energy for advanced fuel efficient vehicles. Ford plans to invest nearly $14 billion in the U.S. over the next seven years on advanced technology vehicles

•	Ford’s total sales in China were up 39 percent in the second quarter of 2009 aided by the strong launch of the new Ford Fiesta and continued strong sales of the Ford Focus
•	The new Ford Fiesta is now Europe’s No. 2-selling car, with more than 300,000 units sold since its introduction there last fall

•	The company successfully completed the European launches of the new Ford Transit Connect, Ford Ranger and Ford Transit ECOnetic
•	Began production of the 2010 Ford Taurus and the high-performance 2010 Ford Taurus SHO in North America. Ford’s flagship sedan arrives soon in dealer showrooms
•	Production has begun for the 2010 Ford Transit Connect for North America, a purpose-built van for small businesses, which will debut this summer
•
Production is under way for the 3.5-liter V6 EcoBoost engine, which will be available this year on the Lincoln MKS, Ford Flex, Ford Taurus SHO and Lincoln MKT.  EcoBoost delivers the horsepower of a V8 with the fuel efficiency of a V6

•	The Lincoln MKZ, Ford Focus and Volvo C30 earned the “Top Safety Pick” award from the Insurance Institute for Highway Safety. Ford has more IIHS “Top Safety Pick” awards than any other automaker

AUTOMOTIVE SECTOR +
Automotive Sector*	Second Quarter		First Half
	2009	O/(U) 2008	2009	O/(U) 2008
Wholesales (000)	1,172	(390)	2,145	(948)
Revenue (Bils.)	$24.0	$(10.1)	$45.4	$(23.7)
Pre-Tax Results (Mils.)	$(1,019)	$(320)	$(2,939)	$(2,862)
*excludes special items

For the second quarter of 2009, Ford’s worldwide Automotive sector reported a pre-tax operating loss of $1 billion, compared with a pre-tax loss of $699 million a year ago.  The decline reflected lower industry volumes, actions to reduce dealer stocks, higher material costs and unfavorable exchange, largely offset by structural cost reductions, favorable net pricing and improved market share.

Worldwide Automotive revenue in the second quarter was $24 billion, down from $34.1 billion a year ago.  The decrease is primarily explained by lower volumes and unfavorable exchange, partly offset by favorable net pricing.  Total vehicle wholesales in the second quarter were 1,172,000, compared with 1,562,000 units a year ago.

Automotive structural cost reductions in the second quarter totaled $1.8 billion, including $1.2 billion in North America.  Manufacturing and engineering costs were $1.1 billion lower, largely reflecting the continued benefits of personnel actions in North America and Europe.  Overall, Ford reduced Automotive structural costs by $3.6 billion in the first half.

Net pricing was about $1.2 billion favorable, primarily explained by higher pricing in the U.S., reflecting the success of new products, including the Ford F-150, Ford Fusion and Ford Mustang, and the continuation of its disciplined approach on incentives.

North America: For the second quarter, Ford North America reported a pre-tax loss of $851 million, compared with a loss of $1.3 billion a year ago.  The improvement was primarily explained by structural cost reductions, favorable net pricing and improved market share, partly offset by lower U.S. industry volume, a reduction in dealer stocks, higher material cost and unfavorable exchange.  Second quarter revenue was $10.8 billion, down from $14.2 billion a year ago.

South America: For the second quarter, Ford South America reported a pre-tax profit of $86 million, compared with a profit of $388 million a year ago.  The decrease primarily reflects unfavorable exchange, higher commodity costs and lower volumes, partly offset by favorable net pricing and product mix.  Second quarter revenue was $1.9 billion, down from $2.4 billion a year ago.

Europe: For the second quarter, Ford Europe reported a pre-tax profit of $138 million, compared with a profit of $582 million a year ago.  The decline was primarily explained by lower industry volume, dealer stock reductions, higher material cost and unfavorable mix, partly offset by structural cost reductions, favorable net pricing and market share improvement.  European pre-tax results improved by about $700 million in the second quarter as compared to the first quarter of 2009.  This improvement primarily reflects higher industry volumes, a smaller decrease in dealer stocks, lower costs and favorable net pricing.  Second quarter revenue was $7.2 billion, down from $11.5 billion a year ago.

Volvo: For the second quarter, Volvo reported a pre-tax loss of $231 million, compared with a loss of $120 million a year ago.  The decline primarily reflected lower volumes, partly offset by continued progress on cost reductions and favorable exchange. Second quarter revenue was $2.9 billion, down from $4.3 billion a year ago.  Volvo is reported as an ongoing operation. The effects of “held-for-sale” accounting-related adjustments are reported as special items.

Asia Pacific and Africa: For the second quarter, Ford Asia Pacific and Africa reported a pre-tax loss of $25 million, compared with a profit of $50 million a year ago.  The decline is more than explained by adverse market mix, partly offset by lower costs.  Second quarter revenue was $1.2 billion, down from $1.7 billion a year ago.

Other Automotive: Other Automotive, which consists primarily of interest and financing-related costs, reported a second quarter pre-tax loss of $136 million.  This included net interest expense of $271 million, partly offset by fair market value adjustments, primarily attributable to our investment in Mazda. †

FINANCIAL SERVICES SECTOR+
Financial Services Sector*	Second Quarter		First Half
(in millions)	2009	O/(U) 2008	2009	O/(U) 2008
Ford Credit Pre-Tax Results	$646	$940	$610	$872
Other Financial Services	(51)	(11)	(77)	(69)
Financial Services Pre-Tax Results	$595	$929	$533	$803
*excludes special items

For the second quarter, the Financial Services sector reported a pre-tax profit of $595 million, compared with a loss of $334 million a year ago.

Ford Motor Credit Company: Ford Credit reported a pre-tax profit of $646 million in the second quarter, compared with a pre-tax loss of $294 million a year ago.  The improvement primarily reflected lower depreciation expense for leased vehicles due to higher auction values, net gains related to unhedged currency exposures, a lower provision for credit losses and lower operating costs. These factors were partly offset by lower volume and non-recurrence of a gain related to the sale of approximately half of Ford Credit’s ownership interest in its Nordic operations.

Other Financial Services: Other Financial Services reported a loss of $51 million in the second quarter, compared with a pre-tax loss of $40 million a year ago. The decline is more than explained by a loss related to a real estate transaction.

OUTLOOK
Despite the severe global downturn, Ford said it continues to make progress on all four pillars of its plan:
•	Aggressively restructure to operate profitably at the current demand and changing model mix
•	Accelerate the development of new products that customers want and value
•	Finance the plan and improve the balance sheet
•	Work together effectively as one team, leveraging Ford’s global assets

Ford said it remains on track to achieve or exceed all of its 2009 financial targets and most of its operational metrics.

The company said it now expects full-year market share to improve compared to 2008 in the U.S. and Europe, reflecting share increases in the first half and strong reception to new product introductions.

Ford expects 2009 U.S. industry sales will be between 10.5 million and 11 million units, consistent with the outlook previously communicated by the company. Based on first half European industry volume, Ford now expects that Europe’s full-year industry sales will be in the range of 15 million to 15.5 million units, which is higher than the previous outlook.

Ford expects third quarter 2009 production to be up, compared with 2008 and second quarter 2009 production.  This increase is largely due to tightly controlled inventories and higher market demand for our products.

Ford remains on track to exceed its $4 billion Automotive structural cost reduction target for 2009.  Second half cost reductions will be less than the first half, reflecting the significant cost reductions achieved during the third and fourth quarters of 2008.

Ford expects Automotive operating-related cash flows in the second half to improve from first half levels consistent with its current planning assumptions. However, due to substantial improvements in the second quarter, third quarter levels may not improve sequentially.

Ford Credit expects its second half 2009 results to be lower than its first half 2009 results.  Ford Credit does not expect the net gains related to unhedged currency exposures or improvements in lease residual losses in the amounts experienced in the second quarter 2009 to continue.  A continuing decline in receivables will also contribute to lower second half 2009 results.

Based on its current planning assumptions, Ford has sufficient liquidity to fund its product-led transformation plan and provide a cushion against the uncertain global economic environment.  In addition, Ford will continue to pursue actions to improve its balance sheet.

The company remains on track to achieve its key 2011 financial targets, based on current planning assumptions, including overall and North American Automotive pre-tax results being breakeven or better, excluding special items, and Automotive operating-related cash flow being breakeven or better.

“Our product-led transformation is working, and we are pleased with our progress in the second quarter,” Mulally said.  “While the economic environment remains challenging, I am more convinced than ever we are on the right path to create a healthy and profitably growing Ford.”

Ford’s 2009 planning assumptions regarding the industry and operating metrics include the following:

Planning Assumptions	Full Year Plan	First Half	Full Year Outlook
Industry Volume (SAAR)*:
–U.S. (million units)	10.5 – 12.5	9.8	10.5 – 11.0
–Europe (million units)**	12.5 – 13.5	15.4	15.0 – 15.5

Operational Metrics
Compared with 2008:
Quality:
-- U.S.	Improve	Improved	On Track
-- International	Improve	Mixed	Mixed

--Automotive Structural Costs***	Improve by about $4 Billion	Improved by $3.6 Billion	Improve by more than $4 Billion

-- U.S. Market Share (Ford Lincoln Mercury)	Stabilize	15.2%	Improve
-- U.S. Share of Retail Market	Stabilize	12.8%	Improve
-- Europe Market Share	Equal / Improve	9.2%	Improve

--Auto. Operating-Related Cash Flow****	Negative but Significant Improvement	$(4.7) Billion	On Track

Absolute Amount:
--Capital Spending	$5 Billion to $5.5 Billion	$2.4 Billion	On Track
FORD REMAINS ON TRACK TO ACHIEVE KEY 2011 PROFIT AND CASH FLOW TARGETS
* Includes medium and heavy trucks
** European 19 markets we track
*** At constant volume, mix and exchange; excludes special items
**** See tables at end for reconciliation to GAAP

Ford’s production volumes are shown below:
Production Volumes	Actual		Forecast
	Second Quarter 2009		Third Quarter 2009
	Units (000)	O/(U) 2008 (000)	Units (000)	O/(U) 2008 (000)

Ford North America	451	(234)	485	67

Ford Europe	398	(167)	385	(9)

Volvo	74	(38)	74	2

CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its second quarter 2009 financial results at 7 a.m. EDT today.  The following briefings will be conducted after the announcement:

At 9 a.m. EDT, Alan Mulally, Ford president and chief executive officer, and Lewis Booth, Ford executive vice president and chief financial officer, will host a call for the investment community and news media to discuss second quarter results.

At 11 a.m. EDT, Peter Daniel, Ford senior vice president and controller, Neil Schloss, Ford vice president and treasurer, and K.R. Kent, Ford Motor Credit Company vice chairman and chief financial officer, will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Thursday, July 23

Earnings Call: 9 a.m. EDT
Toll Free: 866-788-0547
International: 857-350-1685
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EDT
Toll Free:  866-804-6920
International:  857-350-1666
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. the day of the event through Thursday, July 30
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628
Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 201,000 employees and about 90 plants worldwide, the company’s brands include Ford, Lincoln, Mercury and Volvo.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.
# # #

+	Excluding special items. See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to U.S. Generally Accepted Accounting Principles (“GAAP”).
++
The financial results discussed herein are presented on a preliminary basis; final data will be included in our Form 10-Q for the quarter ended June 30, 2009.  "Net income" and “Net loss" herein refer to "Net income/(loss) attributable to Ford" on our second  quarter 2009 Statement of Operations,  reflecting new presentation  required by SFAS No. 160.  Discussion of Automotive cost changes is at constant volume, mix, and exchange, and excludes special items.

+++	See the tables following “Safe Harbor/Risk Factors” for the reconciliations of Automotive gross cash and operating-related cash to GAAP.
++++
Excluding special items and Income/(Loss) attributable to non-controlling interests. See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

†	2008 results adjusted for the effect of FSP APB 14-1 and for the reclassification of certain Financial Services sector revenue items.

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued or worsening financial crisis;
•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, deepening recessions, geo-political events, or other factors;
•	Decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
•	A further increase in or acceleration of market shift away from sales of trucks, SUVs, or other more profitable vehicles, particularly in the United States;
•	A return to elevated gasoline prices, as well as the potential for volatile prices or reduced availability;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•	Restriction on use of tax attributes from tax law "ownership change";
•
Economic distress of suppliers that may require us to provide financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production disruptions;

•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement the Retiree Health Care Settlement Agreement regarding UAW hourly retiree health care;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
•	Discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials subject to long-term supply arrangements that commit us to purchase minimum or fixed quantities of parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business, or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Ford Credit's need for substantial liquidity to finance its business;
•	Inability of Ford Credit to obtain competitive funding;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption, or other factors;

•	A prolonged disruption of the debt and securitization markets;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer, data protection, or other regulation resulting in greater costs or financing restrictions;
•	Inability to implement our plans to further reduce structural costs and increase liquidity.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” in our 2008 Form 10-K Report and First Quarter 2009 Form 10-Q Report.

SECOND QUARTER & FIRST HALF 2009 NET INCOME/(LOSS) COMPARED WITH 2008

	Second Quarter		First Half
	2008	2009	2008	2009
Revenue (Bils.)
Revenue (Excluding Special Items)	$38.2	$27.2	$77.4	$52.0
Special Items*	2.9	—	7.0	—
Revenue	$41.1	$27.2	$84.4	$52.0

Income (Mils.)
Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(1,033)	$(424)	$(347)	$(2,406)
Special Items*	(8,026)	2,795	(8,426)	3,157
Pre-Tax Income/(Loss) from Continuing Operations	$(9,059)	$2,371	$(8,773)	$751

(Provision for)/Benefit from Income Taxes	443	(25)	348	179
Income/(Loss) from Continuing Operations	$(8,616)	$2,346	$(8,425)	$930
Income/(Loss) from Discontinued Operations	8	5	9	5
Net Income/(Loss)	$(8,608)	$2,351	$(8,416)	$935
Less: Income/(Loss) attributable to non-controlling interests	89	90	211	101
Net Income/(Loss) attributable to Ford	$(8,697)	$2,261	$(8,627)	$834
* Special items detailed in table on pages 13-14

SECOND QUARTER & FIRST HALF 2009 INCOME/(LOSS) FROM CONTINUING OPERATIONS
COMPARED WITH 2008
	Second Quarter		First Half
(in millions)	2008	2009	2008	2009

Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(1,033)	$(424)	$(347)	$(2,406)
(Income)/Loss Attributable to Non-Controlling Interests	(89)	(90)	(211)	(101)
(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	(284)	(124)	(371)	77
After-Tax Result (Excluding Special Items)	$(1,406)	$(638)	$(929)	$(2,430)

Pre-Tax Special Items*	$(8,026)	$2,795	$(8,426)	$3,157
(Provision for)/Benefit from Income Taxes on Special Items	727	99	719	102
Income/(Loss) from Continuing Operations Attributable to Ford	$(8,705)	$2,256	$(8,636)	$829

(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(284)	$(124)	$(371)	$77
(Provision for)/Benefit from Income Taxes on Special Items	727	99	719	102
(Provision for)/Benefit from Income Taxes	$443	$(25)	$348	$179

*Special items detailed in table on pages 13-14

SECOND QUARTER SPECIAL ITEMS (in millions)	Income/(Loss)
Personnel and Dealer-Related Items:	2008	2009
Automotive Sector
Ford North America
Retiree health care and related charges	$100	$(110)
Personnel-reduction programs	(125)	(98)
U.S. dealer actions	(39)	(11)
Job Security Benefits	(149)	22
Total Ford North America	(213)	(197)
Ford South America
Personnel-reduction programs	—	(13)
Ford Europe
Personnel-reduction programs	(3)	(139)
Volvo
Personnel-reduction programs	(23)	(7)
U.S. dealer actions	(9)	(1)
Total Volvo	(32)	(8)
Ford Asia Pacific Africa
Personnel-reduction programs	(7)	(1)
Mazda
Impairment of dealer network goodwill	(214)	—
Total Personnel and Dealer-Related Items - Automotive sector	(469)	(358)
Other Items:
Automotive Sector
Ford North America
Gain/(Loss) on sale of ACH plants	(303)	—
Fixed asset impairment charges	(5,300)	—
Total Ford North America	(5,603)	—
Ford Europe
Investment impairment and related charges	—	(100)
Volvo
Held-for-sale cessation of depreciation and related costs	—	141
Other Automotive
Liquidation of foreign subsidiary – foreign currency translation impact	—	(281)
Gain on debt securities exchanged for equity	57	—
Returns on assets held in the TAA	—	3
Net gains on debt reduction actions	—	3,385
Total Other Automotive	57	3,107
Jaguar Land Rover
Sale-related/Other *	75	5
Total Other Items – Automotive sector	(5,471)	3,153
Financial Services Sector
Ford Credit net operating lease impairment charge	(2,086)	—
Total	$(8,026)	$2,795

Memo:
Special Items Impact on Earnings Per Share**	$(3.26)	$0.90

*	Jaguar Land Rover’s revenue of $2.9 billion and wholesales of 51,000 units were treated as special items in the second quarter of 2008.
**
Earnings per share for special items is calculated on a basis that includes pre-tax profit, provision for taxes, less income attributable to non-controlling interests and the effect of discontinued operations; additional information regarding the method of calculating earnings per share is available in the materials supporting the July 23, 2009 conference calls at www.shareholder.ford.com.

FIRST HALF SPECIAL ITEMS (in millions)	Income/(Loss)
Personnel and Dealer-Related Items:	2008	2009
Automotive Sector
Ford North America
Retiree health care and related charges	$111	$(288)
Personnel-reduction programs	(449)	(269)
U.S. dealer actions (primarily dealership impairments)	(147)	(92)
Job Security Benefits	(56)	314
Total Ford North America	(541)	(335)
Ford South America
Personnel-reduction programs	—	(13)
Ford Europe
Personnel-reduction programs	(14)	(144)
Volvo
Personnel-reduction programs	(23)	(9)
U.S. dealer actions	(9)	(1)
Total Volvo	(32)	(10)
Ford Asia Pacific Africa
Personnel-reduction programs	(12)	(8)
Mazda
Impairment of dealer network goodwill	(214)	—
Total Personnel and Dealer-Related Items - Automotive sector	(813)	(510)
Other Items:
Automotive Sector
Ford North America
Gain/(Loss) on sale of ACH plants	(305)	—
Fixed asset impairment charges	(5,300)	—
Ballard restructuring/Other	(70)	—
Total Ford North America	(5,675)	—
Ford Europe
Investment impairment and related charges	—	(100)
Volvo
Held-for-sale impairment	—	(650)
Held-for-sale cessation of depreciation and related costs	—	127
Total Volvo	—	(523)
Other Automotive
Liquidation of foreign subsidiary – foreign currency translation impact	—	(281)
Gain on debt securities exchanged for equity	73	—
Returns on assets held in TAA	—	3
Net gains on debt reduction actions	—	4,655
Total Other Automotive	73	4,377
Jaguar Land Rover
Sale-related/Other *	75	3
Total Other Items – Automotive sector	(5,527)	3,757
Financial Services Sector
DFO Partnership impairment	—	(141)
Ford Credit net operating lease impairment charge	(2,086)	—
Gain on purchase of Ford Holdings debt securities	—	51
Total Other Items – Financial Services sector	(2,086)	(90)
Total	$(8,426)	$3,157

Memo:
Special Items Impact on Earnings Per Share**	$(3.48)	$1.20

*	Jaguar Land Rover’s revenue of $7 billion and wholesales of 125,000 units were treated as special items in the first half of 2008.
**
Earnings per share for special items is calculated on a basis that includes pre-tax profit, provision for taxes, less income attributable to non-controlling interests and the effect of discontinued operations; additional information regarding the method of calculating earnings per share is available in the materials supporting the July 23, 2009 conference calls at www.shareholder.ford.com.

AUTOMOTIVE GROSS CASH RECONCILIATION TO U.S. GAAP
(in billions)	Dec 31, 2008	June 30, 2009	June 30, 2009 B/(W) Dec 31, 2008	Memo: June 30, 2008	Memo: Mar 31, 2009

Cash and Cash Equivalents	$6.4	$11.8	$5.4	$16.9	$8.1
Marketable Securities	9.3	9.7	0.4	5.1	13.5
Loaned Securities	—	—	—	7.4	—
Total Cash/Marketable & Loaned Securities	$15.7	$21.5	$5.8	$29.4	$21.6
Securities-In-Transit *		(0.1)	(0.1)	(0.1)	—
UAW-Ford Temporary Asset Account	(2.3)	(0.4)	1.9	(2.7)	(0.3)
Gross Cash	$13.4	$21.0	$7.6	$26.6	$21.3

*	The purchase or sale of marketable securities for which the cash settlement was not made by period-end and for which there was a payable or receivable recorded on the balance sheet at period-end.

AUTOMOTIVE OPERATING-RELATED CASH FLOWS RECONCILIATION TO U.S. GAAP*

(in billions)	2009

	Second Quarter	O/(U) 2008	First Half	O/(U) 2008

Cash Flows from Operating Activities of Continuing Operations**	$0.1	$2.3	$(2.2)	$(0.6)

Items Included in Operating-Related Cash Flows:
Capital Expenditures	(1.0)	0.6	(2.4)	0.5
Net Transactions Between Automotive and Financial Services Sectors	(0.3)	0.4	(0.9)	0.4
Net Cash Flows from Non-Designated Derivatives	(0.2)	(0.8)	—	(0.8)

Items Not Included in Operating-Related Cash Flows:
Cash Impact of Job Security Benefits & Pers. Reduction Program	0.2	—	0.5	0.2
Pension Contributions	0.3	0.1	0.7	(0.1)
Tax Refunds and Tax Payments from Affiliates	—	—	(0.3)	0.6
Other **	(0.1)	(0.5)	(0.1)	(0.6)
Operating–Related Cash Flows	$(1.0)	$2.1	$(4.7)	$(0.4)

*   Except where noted (see below) 2008 data excludes Jaguar Land Rover
** 2008 includes Jaguar Land Rover

#  #  #